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                                                                     Exhibit 4.2

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   VERIO INC.

         VERIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of VERIO INC. (the "Corporation"), duly held on February 17, 2000, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this Corporation be, and it hereby is, amended by deleting the first paragraph of Article Four thereof and replacing it with the following:

                                  "ARTICLE FOUR

                                1. CAPITAL STOCK

         The total number of shares of all classes of stock that the Corporation is authorized to issue is seven hundred seventy million (770,000,000) shares, consisting of seven hundred fifty million (750,000,000) shares of Common Stock, par value $.001 per share, and twenty million (20,000,000) shares of Preferred Stock, par value $.001 per share."

         SECOND: That thereafter, the 2000 Annual Meeting of Stockholders of said Corporation was duly called and held, upon notice in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.



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         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set my hand this 28th day of April, 2000.


                                       VERIO INC.



                                       By: /s/ Justin L. Jaschke
                                          -----------------------
                                          Justin L. Jaschke
                                          Chief Executive Officer